
                                                                    Exhibit 10.8

                            MASTER PURCHASE, SALE AND
                            LEASE TRANSFER AGREEMENT


                                     between


                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                                   as Seller,


                                       and


                            FIRST STATES GROUP, L.P.,
                                    as Buyer,


                            Dated September 12, 2002

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                               TABLE OF CONTENTS

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                                                                                        Page
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ARTICLE 1    PROVISIONS OF GENERAL APPLICATION ........................................    4

      1.1        TERM .................................................................    4

      1.2        KEY DATES ............................................................    5

      1.3        SALE AND ASSIGNMENT OF QUALIFYING PROPERTIES .........................    6

      1.4        QUALIFYING PROPERTIES ................................................    6

      1.5        EXCLUDED QUALIFYING PROPERTY .........................................    8

      1.6        QUALIFYING PROPERTY DESIGNATION NOTICE ...............................    9

      1.7        FINANCING ............................................................    9

ARTICLE 2    FEE QUALIFYING PROPERTIES ................................................    9

      2.1        DETERMINATION OF VALUE ...............................................    9

      2.2        PURCHASE PRICE .......................................................   12

      2.3        DUE DILIGENCE ........................................................   12

      2.4        TITLE; ZONING REVIEW .................................................   15

      2.5        CONDITIONS PRECEDENT TO TRANSFER .....................................   16

      2.6        TRANSFER OF FEE QUALIFYING PROPERTIES ................................   16

      2.7        TRANSFER COSTS .......................................................   18

      2.8        ADJUSTMENTS ..........................................................   18

      2.9        LOCATION OF TRANSFERS ................................................   18

      2.10       POSSESSION; PERMITTED LEASES .........................................   19

      2.11       SERVICE AND MAINTENANCE CONTRACTS ....................................   19

      2.12       NOTICES AND ASSESSMENTS; TAX APPEALS .................................   19

ARTICLE 3  LEASED QUALIFYING PROPERTIES ...............................................   20

      3.1        OBLIGATIONS OF THE BUYER; LEASE TRANSFER .............................   20

      3.2        LEASE TRANSFER DATE ..................................................   22

      3.3        SPECIAL CONDITIONS - SELLER NOT RELEASED .............................   22

      3.4        POSSESSION; PERMITTED SUBLEASES ......................................   23

ARTICLE 4    PERSONAL PROPERTY, FIXTURES AND EQUIPMENT ................................   23

      4.1        PERSONAL PROPERTY FIXTURES AND EQUIPMENT .............................   23

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                               TABLE OF CONTENTS
                                  (continued)

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ARTICLE 5    SPECIAL PROVISIONS .......................................................   24

      5.1        RECAPTURE ............................................................   24

      5.2        OPTION FOR EARLY TRANSFER ............................................   25

ARTICLE 6    DEFAULT AND TERMINATION ..................................................   26

      6.1        BUYER DEFAULT ........................................................   26

      6.2        Seller Default .......................................................   27

ARTICLE 7    MISCELLANEOUS ............................................................   28

      7.1        AGREEMENT CONSTRUCTION ...............................................   28

      7.2        NOTICE ...............................................................   28

      7.3        ASSIGNMENT ...........................................................   29

      7.4        SUCCESSORS AND ASSIGNS ...............................................   29

      7.5        AMENDMENTS AND TERMINATION ...........................................   30

      7.6        GOVERNING LAW ........................................................   30

      7.7        SECTION HEADINGS .....................................................   30

      7.8        COUNTERPARTS .........................................................   30

      7.9        ENTIRE AGREEMENT .....................................................   30

      7.10       TIME .................................................................   30

      7.11       ATTORNEYS' FEES ......................................................   30

      7.12       WAIVER ...............................................................   30

      7.13       APPROVAL .............................................................   30

      7.14       COMMISSIONS ..........................................................   31

      7.15       COOPERATION WITH MARKETING ...........................................   31

      7.16       CONDEMNATION .........................................................   31

      7.17       CASUALTY .............................................................   31

      7.18       ESCROW AGENT AND ESCROW PROCEDURE ....................................   32

      7.19       CONFIDENTIALITY ......................................................   33

      7.20       WAIVER OF JURY TRIAL .................................................   33

ARTICLE 8    REPRESENTATIONS ..........................................................   33

      8.1        REPRESENTATIONS OF BUYER .............................................   33

      8.2        REPRESENTATIONS OF SELLER ............................................   34

                              SCHEDULE OF EXHIBITS

1.  2.1           Appraisal Requirements

2.  2.3(f)        Environmental Indemnity Agreement

3.  2.6(a)(i)     Florida Special Warranty Deed

4.  2.6(a)(ii)    Bill of Sale

5.  2.6(a)(v)     Assignment and Assumption of Permitted Leases

6.  3.2           Assignment, Assumption and Indemnity

7.  5.2           Early Transfer Lease

                           MASTER PURCHASE, SALE AND
                            LEASE TRANSFER AGREEMENT

         This Master Purchase, Sale and Lease Transfer Agreement (this "Agreement") is made this September 12, 2002, but effective as of the Effective Date, defined in paragraph 1.2(a), between WACHOVIA BANK, NATIONAL ASSOCIATION, formerly known as First Union National Bank and as successor by merger to Wachovia Bank, N.A. (the "Seller") and FIRST STATES GROUP, L.P., a Delaware limited partnership (the "Buyer").

                             PRELIMINARY STATEMENT

         WHEREAS Seller operates a retail banking franchise throughout the states of Florida, Georgia, South Carolina, North Carolina, Virginia, Maryland, Delaware, Pennsylvania, New Jersey, New York, Connecticut and the District of Columbia (such states collectively, the "Designated Territory"), and

         WHEREAS Seller owns or leases certain real estate for the purposes of operating retail bank branches and providing retail banking services to customers throughout the Designated Territory (the "Branches"), and

         WHEREAS Seller may, from time to time and in its sole and absolute discretion, make decisions to close certain Branches and to subsequently dispose of the real estate (the "Surplus Branches"), and

         WHEREAS Subject to the terms and conditions contained in this Agreement, Seller agrees to sell or assign and Buyer agrees to purchase or accept assignment of qualifying Surplus Branches owned or leased by Seller, and

         WHEREAS This Agreement amends, supercedes and restates in its entirety that certain Agreement dated October 28, 1999, between Seller's predecessor in interest and American Financial Resource Group, LLC, an affiliate of Buyer (as amended, the "Prior Agreement"), which Prior Agreement shall automatically terminate and become null and void as of the Effective Date of this Agreement.

         NOW THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Seller and Buyer, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1
                       PROVISIONS OF GENERAL APPLICATION

         1.1   TERM.

               (a) The term of this Agreement is two (2) years from the Effective Date unless terminated sooner because of (i) Buyer's failure to perform (after any applicable notice and cure periods) its obligations or covenants in this Agreement as expressed in paragraph 6.1, (ii) Seller's failure to perform (after any applicable notice and cure periods) its obligations or covenants in this Agreement as expressed in paragraph 6.2, (iii) at Seller's election, the merger of Seller, or its parent corporation with and into another financial institution, or the acquisition of all of the capital stock of Seller or its merger with and into a parent corporation, or (iv) either party's election to terminate this Agreement, without cause, at any time upon written notice to the other party.

               (b) Any party seeking early termination of this Agreement as aforesaid shall provide the other party with written notice of the cause of the termination ("Notice of Termination"), in which event Seller shall have no further obligation to offer Qualifying Properties to Buyer and, subject to the terms and conditions of this Agreement, Seller shall only be obligated to convey and assign, and Buyer shall only be obligated to purchase and assume, Fee Qualifying Properties and Leased Qualifying Properties, each defined in paragraph 1.4(c), that have been offered to Buyer as of the date of the Notice of Termination. Notwithstanding the foregoing, if the early termination occurs as a result of Buyer's default under clause (i) above or Seller's default under clause (ii) above, at the election of the non-defaulting party, Seller shall not be obligated to convey or assign, and Buyer shall not be obligated or permitted to purchase or assume, previously offered Qualifying Properties that have not been Transferred, defined in paragraph 1.3, by Seller and Buyer as of the date of the Notice of Termination.

         1.2   KEY DATES. For purpose of this Agreement:

               (a) The "Effective Date" is the date on which Seller and Buyer both fully execute and deliver this Agreement.

               (b) The "Offering Date" is the date Seller affirmatively establishes a Surplus Branch to be a Qualifying Property, defined in paragraph 1.4(a), and provides Buyer with a Qualifying Property Designation Notice as expressed in paragraph 1.6.

               (c) The "Operations Closing Date" is the date that Seller ceases retail banking operations at the Qualifying Property, it being understood that maintenance of automated teller machine ("ATM") operations alone shall not constitute retail banking operations.

               (d) The "Transfer Date" is, as applicable, a Fee Transfer Date or a Lease Transfer Date.

               (e)   The "Fee Transfer Date" is defined in paragraph 2.6(a).

               (f) The "Fee Vacate Date" for each Fee Qualifying Property is the date on which Seller vacates the Fee Qualifying Property, removes its Personal Property therefrom, defined in paragraph 4.1(b), and relinquishes possession thereof to Buyer, free and clear of all tenancies and rights of possession, except for Permitted Leases, defined in paragraph

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2.10. The Fee Vacate Date shall occur not more than ninety (90) days following the Operations Closing Date for each Fee Qualifying Property or, in the case of an Early Transfer, not later than twenty-four (24) months after the Early Transfer Date as provided in paragraph 5.2.

               (g)   The "Lease Transfer Date" is defined in paragraph 3.1(b).

               (h) The "Lease Vacate Date" for each Leased Qualifying Property is the date on which Seller vacates the Leased Qualifying Property, removes its Personal Property therefrom and relinquishes possession thereof to Buyer, free and clear of all tenancies and rights of possession, except for Permitted Subleases, defined in paragraph 3.4. The Leased Vacate Date shall occur not more than one hundred fifty (150) days following the Operations Closing Date for each Leased Qualifying Property.

               (i) The "Extended Lease Transfer Date" is defined in paragraph 3.1(d).

               (j)   The "Early Transfer Date" is defined in paragraph 5.2.

         1.3 SALE AND ASSIGNMENT OF QUALIFYING PROPERTIES. On the terms and conditions herein provided, (a) Seller shall sell and convey to Buyer, and Buyer shall purchase from Seller, all Surplus Branches (other than Excluded Properties) that become Fee Qualifying Properties during the term of this Agreement and (b) Seller shall assign and transfer to Buyer, and Buyer shall accept and assume from Seller, Seller's leasehold interest in all Surplus Branches (other than Excluded Properties) that become Leased Qualifying Properties during the term of this Agreement. The "Transfer" of a Qualifying Property is the closing and settlement by Seller and Purchaser of the sale and conveyance (as to Fee Qualifying Properties) or assignment and assumption (as to Leased Qualifying Properties) of the Qualifying Property.

         1.4   QUALIFYING PROPERTIES.

               (a) "Qualifying Properties" are Surplus Branches within the Designated Territory that are owned or leased by Seller and have at least forty-five (45%) of their gross building area (or, in the case of a Leased Qualifying Property, forty-five (45%) percent of the total area leased) used or readily usable without material modification for retail banking operations, provided that a Surplus Branch shall not become a Qualifying Property unless or until Seller, in its sole and absolute discretion, (aa) determines the property is no longer needed for its banking operations now or in the future, (bb) elects to cease business operations and vacate the property and (cc) elects to dispose of the real estate. Measurements of the square footage to qualify as Qualifying Properties are the measurements made by Seller and located in its files.

               (b) For the purposes of determining Qualifying Properties, the following properties shall not qualify:

                     (i) Any property not meeting the requirements of a Qualifying Property.

                     (ii) Qualifying Properties that may be designated for divesture as an operating bank branch with deposits to satisfy regulatory requirements.

                     (iii) Qualifying Properties that Seller may elect to divest as an operating bank branch with deposits.

                     (iv) Qualifying Properties Seller may elect to sell, donate, assign, sub-lease or otherwise make available to any community interest group, charitable organization or subsidiary.

                     (v) Leased Qualifying Properties with a remaining base term (assuming that any early termination rights under the Lease, defined in paragraph 3.1(b), are exercised at the earliest opportunity) of five (5) years or less as of the Operations Closing Date, or, if later, the Offering Date.

                     (vi) Any Leased Qualifying Property where the Lease is a synthetic lease or was created for separate consideration which created an above market rental obligation as part of a merger, asset or stock acquisition.

                     (vii) Any Leased Qualifying Property Seller may elect to terminate the lease obligation or obtain a release from the lease obligation through direct negotiations with the landlord.

                     (viii) Any Qualifying Property that Seller, from and after the Offering Date but prior to the Operations Closing Date or, in the case of an Early Transfer, defined in paragraph 5.2, the Early Transfer Date, determines it may need to retain as a banking facility or to support its business operations. In such event the Qualifying Property would be excluded from this Agreement, Escrow Agent, defined in paragraph 7.17, shall refund any Deposit, defined in paragraph 2.2(a), to Buyer and Seller shall reimburse Buyer for all Buyer's reasonable due diligence costs actually incurred not to exceed $5,000.00.

                     (ix) Freestanding ATMs and banking kiosks, specialty banking offices located within hospitals, grocery stores, gated communities or similar facilities or co-branding environments, even if configured to operate as a bank branch.

                     (x) Any property or leasehold, even if otherwise meeting all conditions of a Qualifying Property, that, prior to the Effective Date of this Agreement, Seller has (aa) listed for sale, lease, sub-lease or assignment with a real estate broker, (bb) contracted, entered into a letter of intent to sell which meets the requirements of a letter of intent in paragraph
1.5 or otherwise committed to sell, lease, sub-lease, terminate or assign the property or leasehold, as the case may be, or (cc) granted an option, right of first offer, right of first refusal, right of recapture or similar right to purchase, lease, sub-lease or assume the property or leasehold (any such occurrence, a "Seller Disqualifying Action"), provided that once the Seller Disqualifying Action has expired, terminated, lapsed or otherwise been satisfied or released without the property or leasehold having been sold, leased, sub-leased, terminated or assigned, the property or leasehold shall thereafter become a Qualifying Property as soon as all of the conditions required for a Qualifying Property have been met.

               (c)   For purpose of this Agreement:

                     (i) "Fee Qualifying Properties" are Qualifying Properties that are owned by Seller in fee simple.

                     (ii) "Leased Qualifying Properties" are Qualifying Properties in which Seller holds a leasehold estate.

         1.5   EXCLUDED QUALIFYING PROPERTY.

               (a) Notwithstanding anything to the contrary contained herein, but subject to the limitations expressed in paragraph 1.5(c), Seller may, in its sole and absolute discretion, exclude certain Qualifying Properties from this Agreement upon the following terms and conditions (any property so excluded, an "Excluded Property"). Seller may elect to cause a Qualifying Property to be an Excluded Property prior to, on or after the Offering Date, but if after the Offering Date, Seller's election shall be made prior to the Operations Closing Date or, if earlier, prior to the expiration of the Due Diligence Period, defined in paragraph 2.3(a). Seller may not elect to exclude a Qualifying Property after the Offering Date if, as of the date of Seller's election, Buyer has signed an arms-length letter of intent with an unaffiliated third party (that expresses the material terms and conditions of the proposed transaction and imposes on the parties an obligation to endeavor to negotiate and execute a definitive agreement in good faith) or otherwise contracted to sell or lease the Qualifying Property in an arms-length transaction to another unaffiliated third party (any such occurrence, a "Buyer Disqualifying Action"). If the Buyer Disqualifying Action expires, terminates, lapses or is otherwise satisfied without the Qualifying Property having been sold, leased, sub-leased or assigned to another party (or, in the case of a letter of intent, if sixty (60) days have elapsed following Buyer's receipt of Seller's Excluded Property designation notice and Buyer and an unaffiliated third party have failed to execute a definitive agreement to sell or lease the Qualifying Property), Buyer shall promptly notify Seller of such event in writing and Seller may thereafter elect, in its sole and absolute discretion, anytime prior to the Operations Closing Date or, if earlier, prior to the expiration of the Due Diligence Period, to cause the Qualifying Property to be an Excluded Property.

               (b) In the event Seller elects to exclude a Qualifying Property prior to or on the Offering Date, Seller shall notify Buyer in writing of such election and thereafter have no responsibility or obligation whatsoever to Buyer under the terms of this Agreement as to the Excluded Property. In the event Seller timely elects to exclude a Qualifying Property after the Offering Date, Seller shall do so in writing, Escrow Agent shall refund any Deposit to Buyer and Seller shall reimburse Buyer its reasonable due diligence costs actually incurred not to exceed $5,000.00. Thereafter, neither party shall have any responsibility or obligation whatsoever to the other party under the terms of this Agreement as to the Excluded Property.

               (c) The number of Qualifying Properties eligible to be excluded under this paragraph 1.5 shall not at any time exceed, as applicable, (a) one-third of the Qualifying Properties offered to Buyer in any single offering that contains three (3) or more Qualifying Properties or (b) one-third, in the aggregate, of the Qualifying Properties offered to Buyer on a moving twelve-month basis during the term of this Agreement in offerings that contain less than three Qualifying Properties. Any Qualifying Property withdrawn due to environmental, material physical or structural defects, defined in paragraph 2.3(e), or title or for which the Conditional Lease Assumption Period has expired, or any Qualifying Property that has been recaptured shall not be counted towards the one-third of Qualifying Properties that Seller may exclude.

         1.6 QUALIFYING PROPERTY DESIGNATION NOTICE. On each Offering Date, Seller shall send Buyer a written notice ("Qualifying Property Designation Notice") that sets forth, at a minimum, (a) the location and street address of each Surplus Property that Seller has determined to be a Qualifying Property since the previous Offering Date, (b) whether each Qualifying Property is a Fee Qualifying Property or a Leased Qualifying Property, (c) the location and street address of any Qualifying Property that Seller elects, as of the Offering Date, to designate as an Excluded Property, (d) the anticipated Operations Closing Date for the Qualifying Property (provided that Seller may not specify an anticipated Operations Closing Date for a Fee Qualifying Property that is more than ninety (90) days following the Offering Date unless Seller simultaneously elects an Early Transfer, defined in paragraph 5.2, for such Fee Qualifying Property with an Early Transfer Date that is less than one hundred twenty (120) days following the Offering Date), (e) as to each Fee Qualifying Property, the Purchase Price, defined in paragraph 2.2, and Deposit for such Fee Qualifying Property, together with a copy of the appraisal, (f) as to each Leased Qualifying Property, the anticipated Rent Discount and Rent Guaranty for such Leased Qualifying Property, defined in paragraphs 3.1(b) and 3.1(c), respectively, and (g) the name and telephone number of a local contact person for each Qualifying Property.

         1.7 FINANCING. Prior to execution of this Agreement by Seller and Buyer, Buyer shall provide Seller with evidence satisfactory to Seller of Buyer's ability to finance, or otherwise fund contemplated transactions, during the term of this Agreement.

                                   ARTICLE 2
                           FEE QUALIFYING PROPERTIES

         2.1   DETERMINATION OF VALUE.

               (a) Prior to the Offering Date, Seller shall select qualified, independent MAI appraiser(s) (the "Valuation Appraiser(s)") to appraise and value each Fee Qualifying Property, provided that Seller shall not use any Valuation Appraiser that is reasonably objectionable to Buyer. From and after the Effective Date, the Valuation Appraisers shall be instructed to appraise the Fee Qualifying Properties for both (i) bank use and (ii) alternative non-bank use in accordance with the specifications and requirements set forth below and described in Exhibit 1-2.1 ("Appraisal Requirements"). All appraisals, excluding any appraisals ordered by Seller prior to the Effective Date, shall: (i) satisfy FIRREA standards; (ii) be certified to Seller and Buyer (and any lender identified by Buyer); (iii) have been completed not more than one hundred eighty (180) days prior to the Offering Date; (iv) determine value based solely on alternative non-bank use if (aa) Seller was actively, but unsuccessfully, marketing a Fee Qualifying Property for sale or lease for more than one hundred eighty (180) days prior to Offering Date or (bb) title restrictions or municipal codes prohibit or restrict a Fee Qualifying Property from being used for banking purposes and the cost of removing the prohibition or restriction is not included as a material physical or structural defect as expressed in paragraph 2.3(e); (v) take into account the extent to which the existing building and other improvements need to be converted for non-bank use when determining the alternative non-bank use value; (vi) determine value (for both bank use and alternative non-bank use) based upon (aa) recent comparable sales from the market area where the Fee Qualifying Property is located, (bb) an income capitalization of recent comparable leases from the market area where the Fee Qualifying Property is located, but only if recent local comparable sales are not available, or (cc) recent comparable sales from outside of the market area where the Fee Qualifying Property is located, with an appropriate adjustment (based on assumptions set forth in the appraisal) to reflect conditions in the market area where the Fee Qualifying Property is located, but only if neither recent local comparable sales nor leases are available; (vii) not determine value based upon cost of construction or replacement cost; (viii) take into account the value of any Permitted Leases; and (ix) indicate that the appraiser has made a physical inspection of the Fee Qualifying Property. The cost of the appraisals shall be borne by Seller. Except for Seller's delivery of the written Appraisal Requirements to the Valuation Appraiser and pertinent information related to the Fee Qualifying Property as may be requested by the Valuation Appraiser, neither Seller nor Buyer shall have any written or oral communications with, or supply any comparable sale or other information to, the Valuation Appraiser.

               (b) All appraisals completed by Seller prior to the Effective Date shall be approved by Buyer and deemed to have been made in conformity with all Appraisal Requirements unless objected to by Buyer in writing within seven
(7) business days following the date on which Seller makes such appraisals available to Buyer (except that Buyer has already reviewed and approved all of the appraisals completed by Seller prior to the Effective Date for Fee Qualifying Properties located in the State of Florida). If Buyer timely notifies Seller that Buyer believes one or more existing appraisals were not made in conformity with the Appraisal Requirements (except for the requirement that such appraisals be completed not more than one hundred eighty (180) days prior to the Offering Date, which limitation shall not apply to appraisals completed prior to the Effective Date), unless Seller and Buyer can within three (3) business days thereafter satisfactorily resolve Buyer's objections, Seller may, in its sole and absolute discretion, terminate this Agreement at any time thereafter either
(i) as to one or more of the Fee Qualifying Properties objected to by Buyer or
(ii) in its entirety. If Seller elects to terminate this Agreement as to one or more of the Fee Qualifying Properties objected to by Buyer, Escrow Agent shall refund any Deposit for such Fee Qualifying Properties to Buyer, but Seller shall not be obligated to reimburse Buyer for Buyer's due diligence costs as to the withdrawn Fee Qualifying Properties. If Seller elects to terminate this Agreement in its entirety, Escrow Agent shall refund all Deposits to Buyer, Seller shall not be obligated to convey or assign, and Buyer shall not be obligated or permitted to purchase or assume, any previously offered Qualifying Properties and Seller shall not be obligated to reimburse Buyer for any of Buyer's due diligence costs.

               (c) On the Offering Date for each Fee Qualifying Property (other than for Fee Qualifying Properties appraised by Seller prior to the Effective Date, whose appraisals were reviewed by Buyer and deemed to be in conformity with the Appraisal Requirements as aforesaid), Seller shall deliver to Buyer and to qualified, independent MAI appraiser(s) (the "Review Appraiser(s)") selected by Buyer (and not reasonably objectionable to Seller) copies of (i) Seller's engagement letter and any and all other communications, including attachments, with the Valuation Appraiser (ii) a copy of the Appraisal Requirements, and (iii) the Valuation Appraiser's appraisal of the Fee Qualifying Property, including any drafts or interim reports of value received by Seller. The Review Appraiser shall be instructed to review each appraisal only for conformity with the Appraisal Requirements, consistently applied, and, within ten (10) business days following the Review Appraiser's receipt of the same, to advise Seller and Buyer in writing whether or not the Review Appraiser believes that that appraisal was prepared in accordance with the Appraisal Requirements. The Review Appraiser shall have full and unrestricted access to the Valuation Appraiser's reports, field logs and working files. If, after reviewing the appraisal and supporting materials for a Fee Qualifying Property, the Review Appraiser believes that it was not prepared in conformity with the Appraisal Requirements, the Review Appraiser shall identify in writing to Buyer, Seller and the Valuation Appraiser the specific area or areas of non-conformity and, within ten (10) business days following thereafter, the Valuation Appraiser shall revise the appraisal for such Fee Qualifying Property to conform with the Appraisal Requirements as identified, and subject to final review and approval by, the Review Appraiser. The cost of the Review Appraiser shall be borne by Buyer. Except for Seller's delivery of the appraisal and other written materials to the Review Appraiser, neither Seller nor Buyer shall have any written or oral communications with, or supply any comparable sale or other information to, the Valuation Appraiser.

               (d) If the Review Appraiser concludes that the appraisal was conducted in accordance with the Appraisal Requirements or, in the event the Valuation Appraiser is instructed to revise the appraisal to conform with the Appraisal Requirements and such revision does not result in any change to the values determined by the Valuation Appraiser , then the purchase price for the Fee Qualifying Property (the "Purchase Price") shall be 100 percent (100%) of the arithmetical average of the bank use and alternative non-bank use values for such Fee Qualifying Property as determined by the Valuation Appraiser. In the event the Valuation Appraiser's revisions result in a change in values the revised values shall be used.

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

         2.2 PURCHASE PRICE. The Purchase Price for each Fee Qualifying Property will be paid as follows:

               (a) Five percent (5%) of the Purchase Price shall be paid by Buyer depositing such amount with Escrow Agent within three (3) business days following the Offering Date for each Fee Qualifying Property (the "Deposit"). The Deposit shall be paid by Buyer's check or wire transfer. The Deposits are non-refundable, except as expressly provided herein.

               (b) The balance of the Purchase Price for each Fee Qualifying Property shall be paid by title company check or wire transfer for the account of Seller on the Fee Transfer Date, subject to credits and pro-rations as provided herein. Credit for the Deposit for each Fee Qualifying Property will be made on the Purchase Price at the Transfer, defined in paragraph 2.6, of each Fee Qualifying Property.

         2.3   DUE DILIGENCE.

               (a) The Fee Qualifying Properties are transferred AS IS, without any representations or warranties, expressed or implied, subject to permitted title exceptions and to the releases set forth in and, if applicable, the Environmental Indemnity Agreement described in paragraph 2.3(f). Buyer acknowledges and agrees that it is relying solely upon its own investigations of the Fee Qualifying Properties. Commencing on the Offering Date, Buyer shall have forty-five (45) days (the "Due Diligence Period"), subject to extension as expressed in this paragraph 2.3(a) and in paragraph 2.3(b), to physically inspect all of the Fee Qualifying Properties then offered and conduct and review its studies and investigations (the "Pertinent Reports") as to environmental, and material physical and structural condition. Except as expressly otherwise provided in this Agreement, expenses associated with Buyer's due diligence shall be borne by Buyer. Inspections of Leased Qualifying Properties shall be governed solely by the provisions of Article 3 of this Agreement. Seller's files relating to all Fee Qualifying Properties will be made available to Buyer upon the Offering Date at locations designated by Seller. The files will contain all pertinent information in Seller's possession (or the possession of Seller's property manager) relating to the Fee Qualifying Properties, including, without limitation, copies of any available real estate tax records, operating expense data, title reports and policies, surveys, environmental studies and reports, appraisals, municipal notices and Permitted Leases, but Seller does not represent or warrant the completeness or accuracy of such information. If Buyer desires an on-site review of Seller's files, the dates therefor will be established mutually by Seller and Buyer.

               (b) During the Due Diligence Period, Buyer, or its representatives, at Buyer's expense, may enter upon the Fee Qualifying Property for purposes of inspecting Fee Qualifying Properties to determine if there are any material physical and structural defects, and to conduct a Phase I Environmental Site Assessment ("Phase I") in accordance with the ASTM Standard Practice for Environmental Site Assessments (E 1527-00), and, subject to Seller's prior written approval, not to be unreasonably withheld, tests for environmental conditions not included in a Phase I Environmental Site Assessment, as Buyer may deem appropriate. All inspections of a Fee Qualifying Property must be scheduled in advance to occur at times determined reasonably by Seller, provided that if Seller is unable to permit inspection of a Fee Qualifying Property within ten
(10) business day of the date requested in writing by Buyer, the Due Diligence Period shall be extended one day for each day in excess of such five (5) business day period until Seller is able to permit the inspection. A representative of Seller must be present for all on-site inspections.

               (c) Buyer shall not permit any liens to attach to the Fee Qualifying Property by reason of the exercise of its inspection rights or interfere with the conduct of Seller's business on the Fee Qualifying Property. Buyer hereby indemnifies, defends and holds Seller harmless from and against any and all liens by contractors, subcontractors, materialmen or laborers performing such work and tests for Buyer and from and against any and all claims for losses or damages incurred by Seller arising from or in connection with any personal injury or property damage allegedly caused by Buyer or its representative's entry or actions on the Fee Qualifying Property. Buyer shall immediately restore the property being inspected to the condition prior to Buyer's entry and testing. If a Fee Qualifying Property is withdrawn from this Agreement pursuant to its terms, Buyer shall provide copies of all Pertinent Reports to Seller upon its request, and shall otherwise destroy all copies of Pertinent Reports or results of its inspection of the Fee Qualifying Property in its or its representative's possession.

               (d) If the environmental Pertinent Reports conclude there are no "recognized environmental conditions" as defined in the ASTM Phase I Standards (and expressly including, for purposes of this Agreement, "friable" asbestos containing materials), the parties shall proceed with the Transfer. If Buyer's environmental Pertinent Reports conclude there are "recognized environmental conditions", then Buyer shall provide Seller with its environmental Pertinent Reports within five (5) business days following receipt by Buyer indicating the extent of the "recognized environmental conditions". Seller, at Seller's option within five (5) business days following receipt of the environmental Pertinent Reports, shall furnish Buyer with written notice of its election to (i) further investigate the "recognized environmental condition" and obtain estimates for remediation of such conditions to the least stringent applicable state and federal required levels of remediation at a cost satisfactory to Seller that allow for use of the Fee Qualifying Property for non-residential purposes, and Seller shall have a reasonable period of time to do so, or (ii) withdraw the Fee Qualifying Property from this Agreement. If Seller elects to conduct further studies to determine the extent of the "recognized environmental conditions," Seller shall do so at its own expense and deliver its findings to Buyer within five (5) business days after receipt of the findings, and Buyer shall have ten (10) business days following Buyer's receipt of Seller's findings ("Environmental Condition Review Period") to review and approve the same. In the event Buyer and Seller agree during the Environmental Condition Review Period that the findings (i) sufficiently identify the extent of environmental conditions and that the environmental conditions can be remediated to the least stringent applicable state and federal levels of remediation that allow for use of the Fee Qualifying Property for non-residential purposes, or (ii) do not identify any environmental conditions that require or necessitate remediation, then in either event the parties shall proceed with the transfer and the estimated cost of remediation, as mutually determined by Seller and Buyer, will be deducted from the Purchase Price and responsibility for the environmental conditions and/or remediation shall be borne by Buyer at its sole cost and expense. If the parties, each in their sole discretions, cannot agree on the additional findings or costs of remediation during the Environmental Condition Review Period, either party may elect to withdraw the Fee Qualifying Property from this Agreement by giving written notice thereof to the other party. In such event, the withdrawn Fee Qualifying Property shall not be included in the calculation of Excluded Properties. If the Fee Qualifying Property is withdrawn from this Agreement, Escrow Agent shall refund any Deposit to Buyer and the party electing to withdraw the Fee Qualifying Property shall reimburse the other party for that party's reasonable due diligence costs actually incurred not to exceed $5,000.00. Failure by Buyer to give written notice of withdrawal of a Fee Qualifying Property prior to the expiration of the Environmental Condition Review Period shall be deemed an acceptance of such property for transfer subject to the recognized environmental conditions with a reduction in the Purchase Price in an amount equal to the cost of remediation, if any, proposed by Seller. In the event Seller elects to withdraw the Fee Qualifying Property from this Agreement as provided herein, Buyer shall nonetheless have the option to accept the Fee Qualifying Property subject to the recognized environmental conditions and Seller shall have no responsibility to remediate the same or reduce the Purchase Price on account thereof or to reimburse Buyer for any of Buyer's due diligence costs.

               (e) If as a result of Buyer's due diligence, Buyer's investigation raises material physical or structural defects that were (i) not considered by the appraiser and (ii) the costs to repair or remediate exceed three percent (3%) of the Purchase Price of the affected Fee Qualifying Property, as determined on the Offering Date, then Buyer shall, prior to the expiration of the Due Diligence Period, provide Seller with its reports indicating the extent of physical or structural defects and written estimates to repair. Estimates shall be provided from a qualified contractor licensed in the state in which the Fee Qualifying Property is located. "Material physical or structural defects" are (a) non-deferrable repairs or replacements (other than items deemed to be cosmetic) to the roof membrane, roof deck, footers, foundations, plumbing, electrical and mechanical systems and exterior facade of the building, (b) defects identified in any outstanding municipal notices of violations or (c) other defects that would prevent the Fee Qualifying Property from being legally occupied or utilized for banking purposes, if permitted, or otherwise for other commercial purposes (it being understood that this clause
(c) does not require remediation of all defects necessary to bring the building, grounds and systems of the building into full compliance with current municipal and other applicable codes, but only the remediation of such defects as are minimally sufficient under applicable codes to permit the Fee Qualifying Property to continue to be used by a new occupant for banking purposes, if permitted, or otherwise for other commercial purposes [assuming that no alterations or additions to the Fee Qualifying Property are being made by the new occupant that would require the issuance of a building permit]). Seller shall have five (5) business days from receipt of the reports and estimates to review the same and, at Seller's option, either elect to (i) accept Buyer's reports and estimates and proceed with the transfer or (ii) withdraw the Fee Qualifying Property from this Agreement. If Seller elects to proceed with the Transfer, then the cost of repairs in excess of three percent (3%) of the Purchase Price, as determined on the Offering Date, shall be deducted from the Purchase Price and responsibility for the repairs shall be borne by Buyer. If Seller elects to withdraw the Fee Qualifying Property from this Agreement pursuant to item (ii) Escrow Agent shall refund any Deposit to Buyer and Seller shall reimburse Buyer its reasonable due diligence costs actually incurred not to exceed $5,000.00. In the event Seller elects to withdraw the Fee Qualifying Property from this Agreement as provided herein, Buyer shall nonetheless have the option to accept the Fee Qualifying Property subject to its findings related to the material physical and structural defects and Seller shall have no responsibility to repair, replace or reduce the Purchase Price or to reimburse Buyer for any of its due diligence costs.

               (f) From and after the Transfer Date for each Fee Qualifying Property, Buyer hereby releases, waives, and forever discharges Seller and its employees, agents, contractors, successors, assigns and attorneys of and from any and all claims, actions, causes of action, demands, costs, expenses or compensation whatsoever, that Buyer now has or may have in the future on account of or in any way relating to (i) the physical condition of the Fee Qualifying Property, including, but not limited to, any building code violations, environmental conditions, violations of the Americans with Disabilities Act and land use and zoning requirements, and (ii) any claim or expense arising out of or in connection with the presence, known or unknown, of any petroleum or hazardous substance, material or waste (all as defined in or subject to any applicable federal, state or local law, rule or regulation) on, in or under the Fee Qualifying Property or the migration or movement of such materials from the Fee Qualifying Property onto or under any other property. In addition, at the Transfer for each Fee Qualifying Property where Buyer's Pertinent Reports conclude that there are "recognized environmental conditions" (all recognized environmental conditions identified in Buyer's Pertinent Reports, collectively the "Identified Conditions"), Buyer shall execute an environmental indemnity agreement ("Environmental Indemnity Agreement") wherein Buyer indemnifies and holds harmless Seller and its employees, agents, contractors, successors, assigns and attorneys of and from any and all claims, actions, causes of action, demands, costs, expenses or compensation whatsoever arising out of or in connection with the Identified Conditions. A form of the Environmental Indemnity Agreement is attached as Exhibit 2-2.3(f). In the event following Transfer Seller or Buyer are required by any governmental agency to place a restrictive covenant in the deed or property records relating to or encumbering the Fee Qualifying Property, Buyer agrees that it shall have no claim or recourse against Seller for any costs, expenses, charges or loss of value that may be caused by such restriction or encumbrance. The provisions of this paragraph shall survive Transfer of the Fee Qualifying Properties or termination of this Agreement.

         2.4 TITLE; ZONING REVIEW. Buyer shall, during the Due Diligence Period, at Seller's expense, order title searches (the cost of which is not to exceed the amounts usually charged for title searches in the location of the Fee Qualifying Property) and ALTA surveys with standard certifications (the cost of which, including certifications, is not to exceed Four Thousand Dollars ($4,000.00) per Fee Qualifying Property at Seller's expense, with any excess survey cost being paid by Buyer) from qualified, independent title companies and surveyors mutually acceptable to the parties (using surveyors who prepared existing surveys where possible), indicating good and marketable fee simple absolute title insurable by any reputable insurance company at regular rates, free and clear of all liens, judgments andsimilar encumbrances and subject only to standard and usual exceptions found in title commitments, exceptions for covenants, conditions, limitations and easements of record and matters of survey which do not render title unmarketable or uninsurable at regular rates, materially reduce the value of the Fee Qualifying Property or materially affect the use thereof as a retail bank site. Buyer will make the title searches available to Seller for its review. Buyer shall also, during the Due Diligence Period, at Buyer's expense, perform such reviews and evaluations of the zoning, building and other codes affecting the Fee Qualifying Property and its use for commercial purposes as Buyer shall deem necessary. If the title searches or surveys indicate issues unacceptable to Buyer, subject to the aforesaid permitted exceptions and limitations, or the zoning compliance review states that a banking or other commercial use is not a permitted use without first obtaining a variance or exception therefor, then Buyer shall, prior to the expiration of the Due Diligence Period, advise Seller in writing of those matters deemed unsatisfactory and provide copies of the title searches, title insurance commitments (if obtained by Buyer), surveys and zoning compliance reports (if obtained by Buyer) for Seller's review. Seller shall have ten (10) business days following receipt to review the title searches, surveys, commitments, reports and objections and, at its option, either (i) elect to cure the defects and proceed with the Transfer, Buyer and Seller agreeing that judgments and liens may be removed by indemnity of Seller to the title insurer or other agreement or method acceptable to the title insurer is an effective method of curing those matters as title defects, or (ii) withdraw the Fee Qualifying Property from this Agreement. If Seller elects to proceed with the Transfer, Seller may by written notice to Buyer extend the Transfer Date in thirty (30) day increments, but for a total of not more than ninety (90) days, to permit Seller additional time to cure the defects and bear all associated costs. Seller may also elect to withdraw the Fee Qualifying Property from this Agreement at any time after it elects to cure the title defects. If Seller withdraws a Fee Qualifying Property pursuant to this paragraph 2.4, Escrow Agent shall refund any Deposit to Buyer and Seller shall reimburse Buyer its reasonable due diligence costs actually incurred not to exceed $5,000.00, provided that Buyer shall nonetheless have the option to accept the Fee Qualifying Property subject to its findings related to the title and survey defects and Seller shall have no responsibility to remedy the same or reduce the Purchase Price or reimburse Buyer for its due diligence costs. If the Fee Qualifying Property proceeds to Transfer and Buyer elects to purchase title insurance, all costs of title insurance shall be Buyer's expense.

         2.5 CONDITIONS PRECEDENT TO TRANSFER. There shall be no conditions precedent to Transfer other than as expressly set forth in this Agreement.

         2.6   TRANSFER OF FEE QUALIFYING PROPERTIES.

               (a) The Transfer of Fee Qualifying Properties shall occur on the date ("Fee Transfer Date") which date shall be mutually agreeable to the parties but no later than the last to occur of (i) fifteen (15) days after expiration and satisfaction of the Due Diligence

Period, or (ii) fifteen (15) days after the Fee Vacate Date. At Transfer, Seller shall execute and deliver to Buyer, the following:

                     (i) A customary form of special or limited warranty deed (such that Seller shall only warrant for claims arising by, through or under Seller, but none others) for the state in which the Fee Qualifying Property is located, duly executed by Seller and in form for recordation conveying fee simple title to the Fee Qualifying Property to Buyer, subject to the matters permitted under paragraph 2.4 regarding exceptions to title, and to any additional matters shown on the title commitment and survey for the Fee Qualifying Property which are not objected to or are accepted by Buyer in accordance with the provisions of paragraph 2.4. A form of special warranty deed for Fee Qualifying Properties located in Florida is attached as Exhibit 3-2.6(a)(i);

                     (ii) A bill of sale substantially in the form attached as Exhibit 4-2.6(a)(ii) pursuant to which Seller shall transfer to Buyer ownership of any Fixtures and Equipment, defined in paragraph 4.1(a), included in the Fee Qualifying Property;

                     (iii) An owner's affidavit sufficient in form and content to satisfy the requirements of any title insurer and to permit deletion of the standard ALTA general exceptions concerning proof of Seller's identity and legal capacity, parties in possession, mechanics' liens and current and past due taxes from Buyer's title commitment or title policy, as well as to permit Buyer's title insurance company to insure Buyer against any reported judgments against Seller;

                     (iv)    A non-foreign certificate in compliance with
Section 1445 of the Internal Revenue Code;

                     (v) Where applicable, an assignment and assumption of any Permitted Leases in the form attached as Exhibit 5-2.6(a)(v);

                     (vi) Originals, to the extent in Seller's actual possession (or in the actual possession of Seller's real estate management company), of surveys, permits, licenses, Permitted Leases, warranties and guarantees to be transferred to Buyer pursuant to this Agreement;

                     (vii)   A closing statement; and

                     (viii) Such other customary documents, including, without limitation, realty transfer tax or similar forms or certificates, as reasonably may be required to consummate the transaction contemplated by this Agreement, or which reasonably may be required by the title insurer in order to issue a title policy as required by the title commitment for the Fee Qualifying Property.

               (b) Buyer shall execute and deliver to Seller at closing, the following:

                     (i)     A closing statement;

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

                     (ii)    Where applicable, an Environmental Indemnity
Agreement;

                     (iii) Where applicable, an assignment and assumption of any Permitted Leases in the form attached as Exhibit 5-2.6(a)(v);

                     (iv) Evidence of the officers of Buyer executing the documents described in this paragraph to execute the same; and

                     (v) Such other customary documents as reasonably may be required to consummate the transaction contemplated by this Agreement including appropriate indemnities and releases called for under this Agreement, or which may be required by the title insurer in order to issue a title policy as required by the appropriate title commitment.

         2.7 TRANSFER COSTS. Seller shall pay for the cost of title searches, surveys, governmentally imposed transfer taxes (if any) and recording fees. Buyer shall pay for the cost of title insurance and taxes on any mortgage instruments and transfer changes or other fees charged by any owners' association when required under any covenant or easement affecting the Fee Qualifying Property. Each party shall be responsible for their own legal expenses.

         2.8 ADJUSTMENTS. At each Transfer, Seller and Buyer shall adjust for real estate taxes and assessments (both general and special) on the Fee Qualifying Property, municipal water and sewer charges, fuel, utility charges and rent, such adjustments to be calculated as of 11:59 PM on the day immediately preceding the Transfer. In addition, Seller shall account for and turn over to Buyer any and all security deposits paid by existing tenants of the Fee Qualifying Property under Permitted Leases. Prior to the Transfer, Seller shall have paid or made binding arrangements to pay all service providers under the service and maintenance contracts for the Fee Qualifying Property for services rendered up to the day prior to the Transfer. If the Transfer shall occur before the tax rate or assessed valuation of the subject Fee Qualifying Property is fixed for the then-current year, the apportionment of real estate taxes for the year of Transfer shall be upon the basis of the most recent tax bills and the tax rate for the most recent tax year applied to the latest assessed valuation. There shall be no post-Transfer reconciliations or reprorations.

         2.9 LOCATION OF TRANSFERS. For Transfers involving the sale and purchase (or assignment of Leases, defined in paragraph 3.1(a), at Leased Qualifying Properties) of ten (10) or more Qualifying Properties, the Transfer shall take place at the office of Buyer's counsel in Philadelphia, Pennsylvania. All Transfers involving fewer than ten (10) Qualifying Properties shall be conducted by escrow closing (via the mail) with Seller's and Buyer's counsel. The parties will endeavor in good faith to schedule transfers of as many Fee Qualifying Properties as practical on the same Fee Transfer Date, making allowances for time consideration relating to specific Fee Qualifying Properties in the Due Diligence and Title review for periods provided for in this Agreement.

         2.10 POSSESSION; PERMITTED LEASES. At Transfer on each Fee Qualifying Property, Seller shall give Buyer possession of the Fee Qualifying Property, free and clear of all tenants except for tenants under Permitted Leases. "Permitted Leases" are written leases pursuant to which Seller, as landlord, leases a portion of a Fee Qualifying Property to third party tenants, provided that Permitted Leases shall not include any leases where the tenant is paying no or nominal rent or other than on a month-to-month basis, unless Buyer, prior to the expiration of the Due Diligence Period for the Fee Qualifying Property, notifies Seller in writing of Buyer's election to accept such lease as a Permitted Lease. In the event Buyer elects not to accept such a lease, Buyer will be obligated to purchase the Fee Qualifying Property if the tenant is removed by Seller prior to the Fee Vacate Date. In the event Seller is unable to remove the tenant by such date, Seller may withdraw the Fee Qualifying Property from this Agreement, in which event Escrow Agent shall refund any Deposit to Buyer and Seller shall reimburse Buyer for its reasonable due diligence costs actually incurred not to exceed $5,000. In the event Seller elects to withdraw the Fee Qualifying Property, Buyer shall have the option to accept the Fee Qualifying Property subject to the unpermitted lease, and Seller shall have no obligation to reimburse Buyer's due diligence costs. From and after the Offering Date, Seller shall not enter into any leases or other occupancy agreements (or amendments of any existing leases or other occupancy agreements) at any Fee Qualifying Property without Buyer's prior written consent, which consent may be given or withheld in Buyer's sole discretion.

         2.11 SERVICE AND MAINTENANCE CONTRACTS. Seller may have entered into maintenance and service contracts for certain of the Fee Qualifying Properties, all of which, unless otherwise mutually agreed in writing by Seller and Buyer prior to the expiration of the Due Diligence Period, shall be terminated at or prior to the Transfer for each such Fee Qualifying Property. Seller shall indemnify, defend and hold Buyer harmless from and against all claims for payment by such contractors for services with respect to such Fee Qualifying Property rendered prior to the date of the Transfer for such Fee Qualifying Property. The provisions of this paragraph shall survive Transfer of the Fee Qualifying Properties.

         2.12  NOTICES AND ASSESSMENTS; TAX APPEALS.

               (a) Seller shall (i) comply with the requirements of any and all notices relating to Fee Qualifying Properties that are issued by municipal or other public authorities prior to the Offering Date for such Fee Qualifying Properties and (ii) pay for all work and improvements done or ordered to be done in connection with such notices. If the Transfer occurs, Buyer shall be responsible for complying with and paying the cost of any and all notices issued on or following the Offering Date.

               (b) Seller agrees that from and after the Offering Date for each Fee Qualifying Property it will not file any real estate tax assessment appeal with respect to any Fee Qualifying Property without Buyer's prior written consent, which consent shall not be unreasonably withheld, unless the statute of limitations to file the same otherwise would expire, in which case Buyer's consent shall not be required. Seller may pursue any appeal which is pending as of the applicable Offering Date and, in all events, shall be entitled to the benefits of any successful appeal with respect to all periods preceding the applicable Transfer Date.

                                   ARTICLE 3
                          LEASED QUALIFYING PROPERTIES

         3.1   OBLIGATIONS OF THE BUYER; LEASE TRANSFER.

               (a) Seller shall make available to Buyer upon the Offering Date at locations determined by Seller , to the extent available and in Seller's possession (or the possession of Seller's property manager), lease abstracts, copies of the leases and associated documents, financial records, any sub-leases and other pertinent documents relating to the Leased Qualifying Property. Seller makes no representation or warranty as to the accuracy or completeness of the information to be provided Buyer. From and after the Offering Date and prior to the Operations Closing Date (the "Lease Assumption Period"), which period may vary but shall not be less than sixty (60) days, Buyer shall use its best efforts and diligently endeavor to obtain from the landlord of Leased Qualifying Properties all necessary documents and landlord consents, where applicable, to
(i) permit Seller to cease business operations at the Leased Qualifying Property (and to permit Buyer's assignee or subtenant to continue without business operations at the Leased Qualifying Property pending completion of any necessary tenant improvements and granting of any required governmental approvals) without causing a default under the lease (each lease of a Leased Qualifying Property and collectively, all of the leases of Leased Qualifying Properties are collectively defined as the "Lease"), (ii) permit assignment of the Lease to Buyer (the "Landlord Consent to Assignment"), (iii) any other provisions that Buyer and Seller deem necessary and appropriate to permit effective subleasing of the Leased Qualifying Property by Buyer to a third party (the items described in clauses (i) through (iii), collectively, the "Landlord Consents") and (iv) obtain the landlord's release of Seller from the Lease and all obligations thereunder (the "Landlord Release"). The Landlord Consents and Landlord Release shall be in form mutually satisfactory to Seller and Buyer prior to execution thereof by the landlord under the assigned Lease. Neither Seller nor Buyer shall be obligated to expend any money or provide other value to or at the behest of the landlord under the assigned Lease to obtain the Landlord Consents and Landlord Release. In addition to the Landlord Consents and Landlord Release, Buyer also may, if desired by Buyer, obtain a landlord estoppel verifying that the Lease is in good standing, rents are current and no past due amounts are owed.

               (b) During the Lease Assumption Period and until the Lease Transfer Date, Seller shall pay all rents, operating costs and other obligations due under the Lease (collectively "Rent"). The Transfer of the Leased Qualifying Property shall occur on the date ("Lease Transfer Date") which date shall be mutually agreeable to the parties but no later than thirty (30) days after satisfaction of all conditions required of Buyer during the Lease Assumption Period, including, but not limited to, obtaining the Landlord's Consent and the Landlord Release. On the Lease Transfer Date, Buyer shall assume all obligations under the Lease accruing on and after the Lease Transfer Date, indemnify, defend and hold Seller harmless from any liability under the Lease accruing on and after the Lease Transfer Date, pay all future Rent due under the Lease and permit Seller at Seller's election to continue in possession of the premises until the Lease Vacate Date. On the Lease Transfer Date, Seller shall pay Buyer twenty-five percent (25%) of the remaining Rent due under the Lease calculated from and after the Lease Transfer Date through the expiration of the term of lease term (without including renewal or extension rights) (the "Rent Discount") or in the event the Lease provides for an earlier termination, through the date of early termination plus an amount equal to four (4) months Rent if Seller elects to stay in possession of the premises subject to the Lease.

               (c) In the event Buyer obtains the Landlord Consents, but not the Landlord Release by the expiration of the Lease Assumption Period, the Lease Transfer shall occur on the Lease Transfer Date as described above and Seller shall continue to pay all Rent due under the Lease until the Lease Transfer Date. Upon the Lease Transfer Date, Buyer shall assume all obligations under the Lease accruing on and after the Lease Transfer Date and indemnify, defend and hold Seller from any liability under the Lease, pay all future Rent due under the Lease and permit Seller to continue occupying the premises until the Lease Vacate Date. Seller shall withhold the Rent Discount and Buyer shall place with Seller sufficient cash, cash equivalents or letters of credit acceptable to Seller to secure twenty percent (20%) of the remaining Rent obligation calculated from and after the Lease Transfer Date through the expiration of the base lease term, or in the event the Lease provides for an earlier termination, through the date of early termination (the "Rent Guarantee"). Provided there is no condition or event of default under the Lease caused by Buyer or any sub-tenant, the Rent Guarantee maintained with Seller shall decline quarterly such that the balance is always equal to twenty percent (20%) of the remaining Rent obligation and the pro rata portion of the Rent Discount shall be paid quarterly by Seller to Buyer, in arrears, as rents are paid by Buyer to the landlord. When and if the Landlord Release is obtained, the remaining Rent Guarantee and Rent Discount shall be released and paid to Buyer.

               (d) In the event Buyer has not obtained the Landlord Consents by the expiration of the Lease Assumption Period, Buyer shall continue its efforts (and Seller also may, but shall not be obligated to, endeavor) to obtain the Landlord Consents for a period of one hundred fifty (150) days after the expiration of the Lease Assumption Period (the "Conditional Lease Assumption Period"). During the Conditional Lease Assumption Period, unless under the terms and conditions of the Lease (or under applicable law governing the Lease) the landlord may unreasonably withhold its approval of the matters requested in the Landlord Consents (in which event, Seller, and not Buyer, shall continue to pay all Rent due under the Lease and perform all other obligations thereunder), Seller shall be responsible for the payment of all Rent due under the Lease and for the performance of all lease obligations and Buyer shall reimburse Seller by the 10th day of the following month for all Rent due under the Lease and paid by Seller. Prior to the expiration of the Conditional Lease Assumption Period, if Buyer (or Seller) obtains the Landlord Consents, then the Transfer shall occur three (3) business days thereafter (the "Extended Lease Transfer Date"). On the Extended Lease Transfer Date, Buyer shall assume all obligations under the Lease accruing on and after the Extended Lease Transfer Date, pay all future Rent due under the Lease indemnifying Seller from any obligations under the Lease, and in the event the Extended Transfer Date occurs prior to the Lease Vacate Date, permit Seller to continue occupying the premises until the Lease Vacate Date. On the Extended Lease Transfer Date, Buyer shall place with Seller the Rent Guarantee, calculated from and after the Extended Lease Transfer

Date. Provided there is no condition or event of default under the Lease caused by Buyer or any sub-tenant, the Rent Guarantee shall decline quarterly such that the balance held by Seller is always equal to the remaining Rent and the pro rata portion of the Rent Discount shall be paid to Buyer quarterly, in arrears, as rents are paid by Buyer to the landlord. If the Landlord Release is obtained, the remaining Rent Guarantee and Rent Discount shall be returned and paid to Buyer. If at the end of the Conditional Lease Assumption Period Buyer has not obtained the Landlord Consents, the Leased Qualifying Property shall be withdrawn from this Agreement, the Rent Discount released to Seller and the balance of the Rent Guarantee returned to Buyer.

         3.2 LEASE TRANSFER DATE. For Transfers involving the assignment of Leases (or sales and purchases of Fee Qualifying Qualifying Properties) at ten
(10) or more Qualifying Properties, the Transfer shall take place at the office of Buyer's counsel in Philadelphia, Pennsylvania. All Transfers involving fewer than ten (10) Qualifying Properties shall be conducted by escrow closing (via the mail) with Seller's and Buyer's counsel. The parties will endeavor in good faith to schedule Transfers of as many Leased Qualifying Properties as practical on the same Lease Transfer Date or Extended Lease Transfer Date, making allowances for time consideration relating to specific Lease Assumption Periods provided for in this Agreement. Seller shall execute and deliver to Buyer an assignment of its interest in the Leased Qualifying Properties and Buyer shall execute an assumption and indemnity of Seller `s obligations under the Lease in the form attached hereto as Exhibit 9-3.2 ("Assignment, Assumption and Indemnity"). Seller's assignment shall be without representation or warranty, except as expressly set forth therein. Rent shall be prorated as of that date and Buyer shall pay to Seller all Rent paid by Seller to the Extended Transfer Date. Releases and indemnities required of Buyer under this Agreement shall also be delivered at the time of transfer. Buyer shall deliver to Seller the Landlord's Release, or if not obtained as of the Lease Transfer Date or Extended Lease Transfer Date, the Rent Guarantee.

         3.3 SPECIAL CONDITIONS - SELLER NOT RELEASED. Where a Leased Qualifying Property is assigned or sub-let and the Landlord Release has not been obtained, Buyer or any sub-tenant thereof may not exercise any renewal option(s), expansion option(s), modify, amend or otherwise extend the base lease term beyond its natural expiration date or otherwise increase the lease obligation, until and if such time the Landlord Release is obtained from the landlord and Seller is fully released from the lease obligation. If the Lease contains a right of early termination, Buyer or sub-tenant, as the case may be, shall exercise such right of early termination. In the event Buyer obtains an assignee or sub-tenant for all or a portion of a Leased Qualifying Property, Buyer shall provide Seller with written notice of the proposed assignee or sub-tenant, which notice shall specify the name, address and intended use of the Leased Qualifying Property by the assignee or sub-tenant, and Seller shall have five (5) business days from the receipt of such notice to advise Buyer in writing if Seller has any reasonable basis for disapproving the proposed assignee or sub-tenant and, if so, state, in detail, the basis of Seller's disapproval. In the event Seller does not provide Buyer with its written approval or disapproval of the proposed assignee or sub-tenant within the review period, Seller's approval shall be deemed given.

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         3.4   POSSESSION; PERMITTED SUBLEASES. Prior to the Lease Vacate Date
or, if applicable, the Extended Lease Transfer Date, Seller shall remove from the Leased Qualifying Property all of Seller's Personal Property and surrender the premises to Buyer in the same condition as existed on the Offering Date, reasonable wear and tear excepted. At Transfer on each Leased Qualifying Property, Seller shall give Buyer possession of the Leased Qualifying Property, free and clear of all tenants except for tenants under Permitted Subleases. "Permitted Subleases" are written subleases pursuant to which Seller, as sub-landlord, subleases a portion of a Leased Qualifying Property to third party tenants, provided that Permitted Subleases shall not include any subleases where the sub-tenant is paying no or nominal rent or other than a month-to-month basis, unless Buyer, prior Operations Closing Date for the Leased Qualifying Property, notifies Seller in writing of Buyer's election to accept such sublease as a Permitted Sublease. In the event Buyer elects not to accept such sublease, Buyer will be obligated to assume the Lease for the Leased Qualifying Property if the sub-tenant is removed by Seller prior to the Lease Transfer Date or, if applicable, Extended Lease Transfer Date. In the event Seller is unable to remove the sub-tenant by such date, Seller may withdraw the Leased Qualifying Property from this Agreement. From and after the Offering Date, Seller shall not enter into any subleases or other occupancy agreements (or amendments of any existing subleases or other occupancy agreements) at any Leased Qualifying Property without Buyer's prior written consent, which consent may be given or withheld in Buyer's sole discretion.

                                   ARTICLE 4
                   PERSONAL PROPERTY, FIXTURES AND EQUIPMENT

         4.1   PERSONAL PROPERTY FIXTURES AND EQUIPMENT.

               (a) Trade fixtures and equipment customarily considered to be part of the real property and/or permanently affixed to the real property (the "Fixtures and Equipment") are included in the Purchase Price and/or lease transfer, to the extent owned by Seller, and in the definition of Qualifying Property. Fixtures and Equipment specifically includes (to the extent located at the Qualifying Property), teller counters and under counter (but not cash dispensing units or teller machines), vaults and vault doors, drive-in banking kiosks, air conditioning equipment, kitchen equipment and appliances and structural pylons or monument sign frames associated with exterior signs.

               (b) Furniture, fixtures and non-building related equipment (the "Personal Property") are not included in the Purchase Price and/or lease transfer or in the definition of Qualifying Property. Personal Property includes but is not limited to furniture, file cabinets, office equipment, audio/visual equipment, artwork, antiques, oriental or area carpets, plants, telephone and computer equipment, lockers and free standing vaults, cash dispensing units, teller machines, safe deposit boxes, security systems and cameras, ATMs, interior and exterior signs proprietary to Seller. Seller shall, at Seller's expense, remove all of the Personal Property from the premises prior to the Transfer Date.

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               (c)    During the Due Diligence period for a Fee Qualifying
Property and during the Lease Assumption Period for Leased Qualifying Property, Seller and Buyer will agree upon a list of Fixtures and Equipment to be transferred to Buyer within the parameters of this Article 4 and such other items of Personal Property Seller elects to sell and Buyer elects to purchase. Buyer and Seller must mutually agree on the purchase price for any Personal Property item to be sold.

                                   ARTICLE 5
                               SPECIAL PROVISIONS

         5.1   RECAPTURE.

               (a)    From and after the Transfer Date and for a period of six
(6) months thereafter or, from and after the Early Transfer Date and during the term of the Early Transfer Lease (the "Recapture Period"), Seller may elect to recapture any Fee Qualifying Property (the "Recapture Property") transferred to Buyer under this Agreement (provided Buyer has not resold, leased or mortgaged the Fee Qualifying Property in a manner that prohibits the release thereof, or signed a letter of intent meeting the requirements of paragraph 1.5 hereof or otherwise contracted to sell or lease the Fee Qualifying Property to another party) by either:

                      (i) purchasing the Recapture Property from Buyer, for which the purchase price of the Recapture Property is determined by the following formula:

         Purchase Price less any Buyer credits related to environmental, material physical or structural defects plus (i) actual transfer costs incurred by Buyer, (ii) Buyer's reasonable costs actually incurred for due diligence, (iii) Buyer's actual cost of capital to acquire the Recapture Property (calculated during the Recapture Period to and including the closing date for the transfer of the Recapture Property on a per diem based using an annual rate not to exceed eight percent (8%)), (iv) Buyer's actual out of pocket expenses incurred during the Recapture Period to and including the closing date of the Recapture Property solely for real estate taxes, insurance, repairs/improvements performed on the Recapture Property, any unaffiliated third party broker's commissions or legal fees incurred by Buyer to sell or lease the Recapture Property and any prepayment premiums or release fees imposed on Buyer by a mortgagee of the Fee Qualifying Property to obtain a release thereof; or

                      (ii) Entering into a net lease with Buyer for the Recapture Property on terms and in form mutually agreeable to Seller and Buyer acting in good faith.

               (b) If Seller elects to repurchase the Recapture Property, the transfer by Buyer to Seller of a Recapture Property will be by the same type of deed by which title was conveyed to Buyer, subject to the same encumbrances existing as of the date of transfer. Any and all transfer taxes, recording costs and similar conveyance charges will be paid by Seller. All closing expenses, including Buyer's reasonable attorneys' fees, are the responsibility of Seller. Upon closing of the transfer of the Recapture Property back to Seller, the Environmental Indemnity Agreement given by Buyer to Seller at the initial Transfer shall automatically become null, void and of no further force or effect.

         5.2 OPTION FOR EARLY TRANSFER. Notwithstanding anything to the contrary contained herein related to the transfer of Fee Qualifying Properties, Seller, during the term of this Agreement, has the option to require Buyer to accelerate the Transfer of Fee Qualifying Properties (any such requirement, an "Early Transfer") to a date mutually agreeable to the parties, which date shall not be earlier than fifteen (15) days after the expiration and satisfaction of the Due Diligence Period (the date so agreed upon by Seller and Buyer, the "Early Transfer Date"). In the event Seller elects to exercise its option for Early Transfer, it will provide Buyer with written notice of such election prior to the expiration of the Due Diligence Period or, if applicable, as part of the Qualifying Property Designation Notice as expressed in paragraph 1.6(g). The Early Transfer shall be conditioned upon Seller and Buyer entering into a net lease on the Early Transfer Date, which shall be in a form attached as Exhibit 10-5.2 (the "Early Transfer Lease"). The Early Transfer Lease shall provide for Seller's continued occupancy and use of the Fee Qualifying Property for a term of twenty-four (24) months, commencing upon the Early Transfer Date. During the term of the Early Transfer Lease, Seller shall have the right to terminate the Early Transfer Lease at anytime by providing Buyer with sixty (60) days advance written notice. The monthly rent during the Early Transfer Lease shall be fixed during the term of the Early Transfer Lease and shall be one-twelfth (1/12) of Buyer's cost basis of the property (both fee interest and Personal Property, if any) multiplied by Buyer's actual cost of capital using an annual rate not to exceed eight percent (8%). Buyer's cost basis of the Fee Qualifying Property shall be the Purchase Price less any Buyer credits related to environmental, material physical or structural defects plus actual transfer costs incurred by Buyer and its reasonable costs incurred for Due Diligence. During the term of the Early Transfer Lease, Seller shall be responsible for payment of all utilities, real estate taxes, insurance and normal maintenance and repairs. In the event, during the term of the Early Transfer Lease, a capital improvement or repair to the Fee Qualifying Property is required to maintain the property in tenantable condition and the capital improvement or repair would have a useful life beyond the term of the Early Transfer Lease, then in such event Seller and Buyer will agree on the extent and cost of such capital improvement or repair and will share in the cost. Seller's share of the cost shall be determined by multiplying the cost by a percentage determined by dividing the number of months remaining during the Early Transfer Lease term, as of the date the capital improvement or repair is completed, by the total number of months of useful life of the capital improvement or repair, provided that, except for paying Buyer's allocated share of the cost of capital improvements as aforesaid, Buyer shall not be required to incur any cost or expense under an Early Transfer Lease. Prior to the expiration or earlier termination of the Early Transfer Lease, Seller shall vacate the property, removing all Personal Property, and leave the property in the same condition as existed on the commencement date of the Early Transfer Lease term, reasonable wear and tear excepted.

                                   ARTICLE 6
                            DEFAULT AND TERMINATION

         6.1   BUYER DEFAULT.

               (a) Fee Qualifying Properties. If Buyer defaults in (i) Buyer's obligation to consummate a Transfer of a Fee Qualifying Property or (ii) the performance of any material covenant, agreement or obligation of Buyer hereunder applicable to Fee Qualifying Properties (other than failing to consummate a Transfer) and the same is not cured to Seller's reasonable satisfaction with fifteen (15) days following written notice thereof to Buyer, Seller's sole and exclusive remedy shall be to receive and retain all Deposits previously paid or owed by Buyer, as agreed upon, full liquidated damages for any and all such defaults, with Seller hereby waiving and releasing any rights to sue Buyer for specific performance or to prove that Seller's actual damages exceed the Deposits. In such event, this Agreement shall terminate as of the date the Notice of Termination was provided to Buyer, and the parties hereunder shall have no further rights or liabilities under this Agreement, except as to those liabilities of Buyer which specifically survive closing and/or termination of this Agreement. Notwithstanding the foregoing, the first time (but only once during the term of this Agreement) that Buyer defaults in Buyer's obligation to consummate a Transfer of a Fee Qualifying Property, Seller's sole and exclusive remedy shall be to receive and retain only the Deposit previously paid or owed by Buyer with respect to such Fee Qualifying Property, as agreed upon, full liquidated damages for such default, with Seller hereby waiving and releasing any rights to sue Buyer for specific performance, to prove that Seller's actual damages exceed the Deposit for such Fee Qualifying Property, to terminate this Agreement or to receive and retain the Deposits previously paid or owed by Buyer with respect to any and all other Fee Qualifying Properties.

               (b)    Lease Qualifying Properties.

                      (i) Buyer shall furnish Seller with written notice of any default by Buyer or the landlord under any assigned Lease within three (3) days following the occurrence of such default, or Buyer's acquiring actual knowledge of such default, and Seller may, but shall not be obligated to, cure the default, drawing against the Rent Guarantee or the Rent Discount for the subject Leased Qualifying Property for this purpose. Seller's cure of the default does not cure Buyer's default hereunder, and Buyer shall promptly repay to Seller (or, if applicable, refund into the Rent Guarantee or the Rent Discount) any and all amount actually expended by Seller to cure Buyer's default under the assigned Lease. If (aa) as a result of Buyer's default, the Landlord under the assigned Lease, after the expiration of any applicable notice and cure periods, formally declares a default under the assigned Lease or (bb) Buyer fails to repay to Seller any and all amounts actually expended by Seller to cure Buyer's default under the assigned Lease within fifteen (15) days following Seller's written demand therefor, the assigned Lease shall, upon the written election by Seller be deemed automatically re-assigned to Seller in a form satisfactory to Seller. Buyer agrees to promptly execute and obtain and deliver any and all documentation necessary to effect the re-assignment to Seller. In such event, in addition to the re-assignment of the Lease to Seller,

Seller shall receive and retain the Rent Guarantee and Rent Discount as to the Lease subject to default, held by Seller or owed to Buyer, as agreed upon, full liquidated damages for such default, with Seller hereby waiving and releasing any rights to sue Buyer for specific performance, other than to compel the re-assignment of the Lease, or to prove that Seller's actual damages exceed the retained Rent Guarantee and Rent Discount. In such event, this Agreement shall terminate as of the date the Notice of Termination was provided to Buyer, and the parties hereunder shall have no further rights or liabilities under this Agreement, except as to those liabilities of Buyer which specifically survive closing and/or termination of this Agreement;

                      (ii) In the event Buyer fails to accept the assignment of a Lease on the Lease Transfer Date, and if such failure continues for more than fifteen (15) days following written notice thereof to Buyer, Seller shall have the right to recover from Buyer its damages arising from Buyer's breach which shall be twenty percent (20%) of the Rent remaining for the balance of the term of the applicable Lease ("Rent Damages") (excluding any renewal term but anticipating the exercise of any right of earlier termination), as agreed upon, full liquidated damages for such default by Buyer, with Seller hereby waiving and releasing any rights to sue Buyer for specific performance or to prove that Seller's actual damages exceed Rent Damages. In such event, this Agreement shall terminate as of the date the Notice of Termination was provided to Buyer, and the parties hereunder shall have no further rights or liabilities under this Agreement, except as to those liabilities of Buyer which specifically survive closing and/or termination of this Agreement. Rent Damages shall be paid to Seller within fifteen (15) days following Seller's written request therefor and, if not so paid by Buyer, Seller may, but shall not be obligated to, offset the amount of any unpaid Rent Damages against any Deposits then held by Escrow Agent.

               (c) In the event of termination of this Agreement, Buyer's obligations under any assigned Lease shall expressly survive termination.

         6.2 Seller Default. If Seller defaults in (i) Seller's obligation to consummate a Transfer of a Fee Qualifying Property or (ii) the performance of any material covenant, agreement or obligation of Seller hereunder applicable to Fee Qualifying Properties (other than failing to consummate a Transfer) and the same is not cured to Buyer's reasonable satisfaction with fifteen (15) days following written notice thereof to Seller, Buyer may elect to (i) terminate this Agreement and recover from Seller all reasonable third-party, out-of-pocket costs and expenses incurred by Buyer in its investigation of the Qualifying Properties not transferred as of the date of Buyer's Notice of Termination to Seller, in which event the Escrow Agent shall refund any Deposit to Buyer and, thereafter, neither party shall have any responsibility or obligation whatsoever to the other party under the terms of this Agreement or (ii) seek specific performance of Seller's obligation to Transfer the applicable Qualifying Properties or perform Seller's other covenants, agreements or obligations hereunder. Buyer shall have no claim for damages of any type or nature other than set forth in this provision.

                                   ARTICLE 7
                                 MISCELLANEOUS

         7.1   AGREEMENT CONSTRUCTION.

         Buyer and Seller acknowledge that this Agreement was prepared after substantial negotiations between the parties. This Agreement shall not be interpreted against either party solely because such party or its counsel drafted this Agreement. The use of the single shall include the plural, and the use of the plural shall include the single, as the context implies.

         7.2   NOTICE.

         Notices. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been given when: (i) delivered, if delivered by hand delivery, (ii) when deposited in the United States Post Office, or certified mail, postage prepaid, return-receipt requested, if mailed, (iii) on the day after the deposit with any nationally or regionally recognized overnight courier service which requires proof of delivery; or (iv) upon confirmation of completed transmission and receipt, if sent by telecopier. Notices shall be addressed as follows:

         If to Seller:           Neil C. King, Sr. Vice President
                                 Wachovia Bank, National Association
                                 225 Water Street, 8th Floor
                                 Jacksonville, Florida 32202
                                 Telephone:  (904) 489-3472
                                 Telecopier: (904) 489-3544

         With a copy to:         Amy E. Slater, Senior Vice President and
                                 Assistant General Counsel
                                 Wachovia Corporation
                                 123 South Broad Street, PA 4840
                                 Philadelphia, Pennsylvania 19109
                                 Telephone:  (215) 670-6896
                                 Telecopier: (215) 670-6906

         With a copy to:         Harry M. Wilson, III, Esq.
                                 Smith Hulsey & Busey
                                 1800 First Union Bank Tower
                                 225 Water Street
                                 Post Office Box 53315
                                 Jacksonville, Florida 32201-3315
                                 Telephone:  (904) 359-7717
                                 Telecopier: (904) 359-7708

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

         If to Buyer:            Nicholas S. Schorsch, President
                                 First States Group, L.P.
                                 c/o First States Group, LLC
                                 1725 The Fairway
                                 Jenkintown, Pennsylvania 19046
                                 Telephone:  (215) 887-2280
                                 Telecopier: (215) 887-2585

         With a copy to:         Edward J. Matey Jr., Esq.
                                 Morgan, Lewis & Bockius, LLP
                                 1701 Market Street
                                 Philadelphia, Pennsylvania 19103
                                 Telephone:  (215) 963-5418
                                 Telecopier: (215) 963-5299

The parties shall have the right from time to time to change their respective addresses by giving at least five (5) days written notice to the other party.

         7.3   ASSIGNMENT.

               (a) Buyer may not assign this Agreement, or any of the rights or benefits hereof to any person or entity other than a Permitted Assign, without the prior written consent of Seller, which consent shall be at Seller's sole and absolute discretion. At Transfer of a Fee Qualifying Property or a Leased Qualifying Property, Buyer may assign this Agreement as to any individual Qualifying Property, without the consent of Seller, to a corporation, partnership, joint venture or limited liability company that is controlled by, controlling or under common control with Buyer (any such entity, a "Permitted Assign"), but such assignment shall not relieve Buyer from any obligation hereunder to indemnify Seller or to perform any surviving obligations, including but not limited to assumption of Leases and indemnities.

               (b) Any assignment consented to by Seller shall be binding on Seller only if such assignment is in writing and executed by both Seller and Buyer. Seller must acknowledge that it is not released from any of its obligations or liabilities hereunder by virtue of either the assignment or Seller's consent thereto, if required, and Buyer must assume and agree to pay and perform all of the duties, obligations and liabilities of Buyer hereunder. A fully executed counterpart of such assignment must be provided to Seller.

               (c) Seller may not assign this Agreement, or any of the rights or benefits hereof to any person or entity.

         7.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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

         7.5 AMENDMENTS AND TERMINATION. This Agreement may be amended or modified only by a written instrument executed by Seller and Buyer, acting by their respective duly authorized agents or representatives.

         7.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         7.7 SECTION HEADINGS. The section headings inserted in this Agreement are for convenience only and are not intended to, and shall not be construed to, limit, enlarge or affect the scope or intent of this Agreement, nor the meaning of any provision hereof.

         7.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         7.9 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties and supersedes all prior agreements and understandings between the parties hereto relating to the Qualifying Properties.

         7.10 TIME. Time is of the essence of this Agreement and each and every provision hereof. When any time period specified herein falls or ends upon a Saturday, Sunday or legal holiday, the time period shall be automatically extended to 5:00 P.M. on the next ensuing business day.

         7.11 ATTORNEYS' FEES. If there is a dispute regarding the enforcement, interpretation, construction or termination of this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys' and paralegals' fees and costs (whether or not an action is actually commenced or whether incurred before, during or after trial, or upon any appellate level, or in any administrative proceeding or bankruptcy or insolvency proceeding).

         7.12 WAIVER. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligations specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of any party's right to demand exact compliance with the terms hereof; provided, however, that either party may waive any of the conditions contained herein or any of the obligations of the other party hereunder. Any such waiver shall be effective only if in writing and signed by the party waiving such condition or obligation.

         7.13 APPROVAL. This Agreement is subject to the United States Department of Justice waiving its requirement of Seller to first publicly advertise the sale or sub-lease of Surplus Branches located in Virginia, North Carolina and York County South Carolina to other banks as stipulated in a letter from the United States Department of Justice dated July 26, 2001, paragraphs 4 and 5, a copy of which has been provided to Buyer. The parties will endeavor to obtain waiver of this requirement prior to the Effective Date but in the event the parties are not able to obtain the waiver or modification of the requirement of paragraphs 4 and 5, mutually acceptable to the parties within thirty (30) days of the Effective Date then this Agreement shall terminate and be of no further force and effect.

         7.14 COMMISSIONS. Each party warrants to the other they have not employed or otherwise engaged any real estate broker or representative who might claim a commission as a result of this Agreement.

         7.15 COOPERATION WITH MARKETING. During the term of this Agreement, Seller shall use its best efforts to advise Buyer of prospects who may have contacted Seller and expressed interest in purchasing, subleasing or accepting assignment of any Qualifying Property. Seller's non-willful breach of this provision does not constitute a default in its performance of its obligations under this Agreement. From and after the Operations Closing Date, Buyer, or its representatives, at Buyer's expense, may enter upon the Qualifying Property for purposes of showing it to prospective tenants and purchasers at times scheduled in advance with Seller and only when accompanied by a representative of Seller.

         7.16 CONDEMNATION. If, following the Offering Date but prior to a Transfer Date, all or any part of any Fee Qualifying Property is condemned or taken under power of eminent domain, or if Seller receives any notice or knowledge that any such taking is threatened or contemplated by any governmental agency or entity or any other entity having the power of eminent domain, then, in any such event, Seller shall promptly give notice thereof to Buyer in writing. Buyer shall proceed to close the Transfer of such Fee Qualifying Property without reduction in the Purchase Price, but with the right to receive any and all awards or monies attributable to the Fee Qualifying Property payable as a result of any such taking, except if the taking is with respect to all or substantially all of Fee Qualifying Property or would render the same not readily usable for commercial business operations, in which event such Qualifying Fee Property shall, at Buyer's election by written notice to Seller, be excluded from this Agreement, Escrow Agent shall refund any Deposit to Buyer and Seller shall reimburse Buyer for all Buyer's reasonable due diligence costs actually incurred not to exceed $5,000.00.

         7.17 CASUALTY. If prior to the completion of the Transfer Date, a Fee Qualifying Property is damaged by fire, storm, accident or other casualty the Transfer will proceed pursuant to the terms of this Agreement with the proceeds of insurance covering such damage assigned to Buyer at Transfer and without a reduction in the Purchase Price but with a credit to Buyer equal to Seller's deductible on its insurance policy covering the Qualifying Property and Seller's portion of any co-pay obligation under such policy (both as certified to Buyer by Seller). The proceeds assigned to Buyer shall be the actual amounts due Seller and are not the replacement value or any other amount. Notwithstanding the foregoing, if, in Buyer's reasonable determination, the cost to restore the damage to the Fee Qualifying Property caused by the fire or other casualty exceeds twenty-five percent (40%) of the Purchase Price for such Fee Qualifying Property, Buyer may, by written notice to Seller exclude the Fee Qualifying Property from this Agreement, in which event Escrow Agent shall refund any Deposit to Buyer.

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         7.18  ESCROW AGENT AND ESCROW PROCEDURE . The parties agree that
Commonwealth Land Title Insurance Company ("Escrow Agent"), shall act as escrow agent and further agree as follows:

               (a) Escrow Account. Escrow Agent shall hold the Deposit(s) in escrow in a trust account and shall disburse the same subject to clearance thereof in accordance with the terms and conditions of this Agreement. In the event any party makes demand of Escrow Agent for delivery of all or any portion of the Deposit, Escrow Agent will provide the other party with notice of such demand. If Escrow Agent does not receive written objection to such disbursement within ten (10) days of transmitting such notice, Escrow Agent will be authorized to disburse the Deposit to the requesting party. If Escrow Agent receives an objection to such delivery, receives conflicting demands for same, or otherwise has doubts about its duties hereunder or other reason not to make a requested delivery, Escrow Agent shall deposit the Deposit into the registry of the Clerk of a court of competent jurisdiction, and upon notifying all parties promptly of such action, all liability on the part of Escrow Agent shall fully terminate, except to the extent of accounting for any monies theretofore delivered out of escrow. Escrow Agent will be entitled to reimbursement to the extent of all costs and expenses reasonably incurred to obtain an order of interpleader, including reasonable attorneys' fees, which will be secured by a lien upon the property deposited with the court.

               (b) Escrow Agent's Liability. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Escrow Agent shall exercise ordinary care with respect to the custody and delivery of the Deposit and interest and any other duties of Escrow Agent under this Agreement. Without limitation, Escrow Agent may assume, without verification, the genuineness of any signatures on any writings that are regular on their face and may maintain the Deposit and interest thereon in a federally insured, commingled trust account. Escrow Agent will not be liable for any act, omission, or failure of the depository institution unless specifically authorized or directed by Escrow Agent. No provision of this Agreement authorizes recovery of monetary damages, costs, expenses, or attorneys' fees from or against Escrow Agent. Escrow Agent will have a reasonable period of time to comply with all further instructions received pursuant to this Agreement, which in all events will be not less than five (5) working days. Escrow Agent's sole duty of collection with respect to any instrument payable to Escrow Agent is to present such instrument promptly for payment and to advise the parties promptly if it is not then collected in the ordinary course of banking business. Escrow Agent shall not be responsible for the performance of any financial institution into which the Deposit is deposited. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance by Escrow Agent of its duties hereunder, except with respect to actions or omissions taken or suffered by Escrow

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Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent.

         7.19  CONFIDENTIALITY.

               (a) Buyer agrees that neither it nor its representatives, employees, agents and consultants, shall at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, entity or association any other knowledge or information acquired by Buyer, or its representatives, employees, agents or consultants from Seller or by Buyer's own inspections and investigations, other than matters that were in the public domain at the time of receipt by Buyer, provided that Buyer may disclose such terms of this Agreement and its reports, studies, documents and other matters generated by it as Buyer deems necessary or desirable to Buyer's attorneys, accountants, financial advisors, investors and lenders, in connection with Buyer's investigation of the Qualifying Properties and/or purchase of the Qualifying Properties, provided that the parties to whom such information is disclosed are informed of the confidential nature thereof and agree to keep the same confidential in accordance with this Agreement.

               (b) Buyer acknowledges that damages alone may be an inadequate remedy for any breach by it or its representatives, employees, agents or consultants of the terms of this Agreement and agrees that, in addition to any other remedies that Seller may have, Seller shall be entitled to injunctive relief in any court of competent jurisdiction against any breach of this Agreement.

         7.20 WAIVER OF JURY TRIAL. BUYER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION INVOLVING THIS AGREEMENT, ANY AGREEMENT ENTERED INTO WHICH IS RELATED TO THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY RELATED TO OR INVOLVING THIS AGREEMENT OR ANY AGREEMENT ENTERED INTO WHICH IS RELATED TO THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR SELLER ENTERING INTO THIS AGREEMENT.

                                   ARTICLE 8
                                REPRESENTATIONS

         8.1 REPRESENTATIONS OF BUYER. Buyer represents to Seller as follows, which representations shall be true, correct and complete as of each Transfer Date hereunder and which shall survive each Transfer:

               (a) Buyer is, and at the Transfer shall be, a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

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               (b)    The execution, delivery and performance of this Agreement
do not violate Buyer's limited partnership certificate or agreement or any contract, agreement, commitment, order, judgment or decree to which Buyer is a party or by which it is bound.

               (c) The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder have been duly authorized by all required action of Buyer in full compliance with the provisions of Buyer's partnership documents. The person executing this Agreement on behalf of Buyer is duly authorized to do so.

               (d) Buyer has the right, power and authority to make and perform its obligations under this Agreement, and this Agreement is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         8.2 REPRESENTATIONS OF SELLER. Seller represents to Buyer as follows, which representations shall be true, correct and complete as of each Transfer Date hereunder and which shall survive each Transfer:

               (a) Seller is, and at the Transfer shall be, a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

               (b) The execution, delivery and performance of this Agreement do not violate Seller's articles or bylaws or any contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which it is bound.

               (c) The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all required action of Seller in full compliance with the provisions of Seller's corporate documents. The person executing this Agreement on behalf of Seller is duly authorized to do so.

               (d) Seller has the right, power and authority to make and perform its obligations under this Agreement, and this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

                            SIGNATURES ON NEXT PAGE

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         This Agreement is executed by Buyer and Seller on the dates set forth herein. The Effective Date is the latest date of the execution of any of those persons listed below.

                                                      "BUYER"

                                             FIRST STATES GROUP, L.P.

                                             By: FIRST STATES GROUP, LLC,
                                             its general partner


Date:__________________                      By:__________________________
                                             Name: Nicholas S. Schorsch
                                             Title:  President


                                                      "SELLER"

                                             WACHOVIA BANK, NATIONAL ASSOCIATION


Date:__________________                      By:________________________________
                                             Name:  Neil C. King
                                             Title: Senior Vice President

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